EXHIBIT 21
List of FactSet Research Systems, Inc.’s Subsidiaries
The following is a list of subsidiaries of FactSet Research Systems Inc., a Delaware corporation, as of August 31, 2025. This list includes companies owned (directly or indirectly) or controlled by FactSet Research Systems Inc.

Name of Subsidiary	State or Country of Incorporation or Organization

BI-SAM Inc.	Delaware
Bravo Consult EOOD	Bulgaria
Cabot Investment Technology, Inc.	Delaware
Cobalt Software, Inc.	Delaware
Code Red, Inc.	Massachusetts
FactSet Benelux B.V.	Netherlands
FactSet Brasil Consultoria Ltda	Brazil
FactSet Canada, Inc.	Canada
FactSet China Co., Ltd.	China
FactSet Charitable Foundation	Delaware
FactSet Digital Solutions, LLC	Delaware
FactSet Europe Limited	England
FactSet Europe S.à.r.l.	Luxembourg
FactSet France Inc.	Delaware
FactSet France	France
FactSet GmbH	Germany
FactSet Hong Kong Limited	Hong Kong
FactSet International (UK) Limited	England / Wales
FactSet International (Ireland) Limited	Ireland
FactSet Ireland Limited	Ireland
FactSet Italia S.R.l.	Italy
FactSet Limited	Delaware
FactSet Pacific, Inc.	Delaware
FactSet Philippines, Inc.	Philippines
FactSet Research Limited	England / Wales
FactSet Research Systems South Africa Pty. Ltd.	South Africa
FactSet Singapore Pte. Ltd.	Singapore
FactSet Spain SL	Spain
FactSet Sweden AB	Sweden
FactSet Switzerland AG	Switzerland
FactSet Systems India Private Limited	India
FactSet (UAE) LTD	United Arab Emirates
FactSet UK Limited	England / Wales
FinAnalytica Inc.	Washington
idaciti, Inc.	Delaware
Liquid Holdings, LLC	Delaware
Liquidity Book, LLC	New York
LiquidityBook UK Ltd	England / Wales
Messer Financial Software Limited	Hong Kong
Messer Financial Software (UK) Limited	England / Wales
Platform Group Limited	Canada
P.A.N. Securities, L.P.	Delaware
Portware International, LLC	Delaware
Portware, LLC	Delaware
PTS NET, LLC	Delaware
SIA FactSet Latvia	Latvia
TableTop Data, Inc.	Delaware
TruValue Labs, Inc.	Delaware
Vermilion Holdings Limited	Scotland
Vermilion Software Inc.	Delaware